                                                                   Exhibit 10-38





                              OPERATING AGREEMENT
                                      FOR
                          UNITED HOTEL & CASINO, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY





THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

                               TABLE OF CONTENTS

ARTICLE I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.1     "Aba"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.2     "Acquisition Opportunity"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.3     "Act"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.4     "Affiliate"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.5     "Agreement"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.6     "Assignee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.7     "Ata"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.8     "Breaching Member"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.9     "Brokerage Contributions"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.10    "Capital Account"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            1.11    "Capital Contribution"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.12    "Certificate"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.13    "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.14    "Committee Member"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.15    "Company"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.16    "Company Minimum Gain"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.17    "Distributable Cash"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.18    "Economic Interest"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.19    "Fiscal Year"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.20    "Majority Interest of the Members"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.21    "Majority Interest of the Management Committee"   . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.22    "Management Committee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.23    "Member"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.24    "Member Group"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.25    "Member Nonrecourse Debt"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.26    "Member Nonrecourse Deductions"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.27    "Membership Interest"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.28    "Net Profits" and "Net Losses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.29    "Nonrecourse Liability"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.30    "Pashaie"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.31    "Percentage Interest"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.32    "Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.33    "Proceeds From Sale"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.34    "Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.35    "Regulations"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            1.36    "Showghy"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            1.37    "Shuster"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            1.38    "Tax Matters Partner"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            1.39    "United Leisure"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE II  ORGANIZATIONAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            2.1     Formation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            2.2     Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

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                               TABLE OF CONTENTS
                                  (continued)


            2.3     Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            2.4     Office and Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
            2.5     Addresses of the Members and the Committee Members  . . . . . . . . . . . . . . . . . . . . . . . . . .   6
            2.6     Purpose and Business of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III         CAPITAL CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
            3.1     Initial Capital Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
            3.2     Additional Capital Contributions For Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
            3.3     Additional Capital Contributions To Close Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
            3.4     Additional Capital Contributions For Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
            3.5     Additional Capital Contributions For Capital Improvements   . . . . . . . . . . . . . . . . . . . . . .   7
            3.6     Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
            3.7     No Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE IV  MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.1     Limited Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.2     Admission of Additional Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.3     No Withdrawals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.4     Termination of Membership Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.5     Competing Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            4.6     Transactions With The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            4.7     Remuneration To Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            4.8     Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            4.9     Meetings of Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE V   MANAGEMENT AND CONTROL OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            5.1     Management of the Company by the Management Committee   . . . . . . . . . . . . . . . . . . . . . . . .  12
                    A.       Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    B.       Agency Authority of Committee Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    C.       Meetings of Committee Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    D.       Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            5.2     Election of Committee Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    A.       Number, Term, and Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    B.       Resignation or Removal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            5.3     Powers of the Management Committee.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    A.       Powers of the Management Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    B.       Limitations on Power of the Management Committee . . . . . . . . . . . . . . . . . . . . . . .  15
            5.4     Liability of Committee Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
            5.5     Devotion of Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
            5.6     Payments to Committee Members or Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
            5.7     Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    A.       Appointment of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    B.       Removal, Resignation and Filling of Vacancy of Officers  . . . . . . . . . . . . . . . . . . .  17

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                               TABLE OF CONTENTS
                                  (continued)

                    C.       Duties and Powers of the President . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    D.       Duties and Powers of Vice-President  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    E.       Duties and Powers of Secretary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    F.       Duties and Powers of Chief Financial Officer . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI  ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            6.1     Allocations of Net Profit and Net Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                    A.       Net Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                    B.       Net Profit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            6.2     Special Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    A.       Minimum Gain Chargeback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    B.       Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt . . . . . . . . . . . . . .  20
                    C.       Nonrecourse Deductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    D.       Member Nonrecourse Deductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    E.       Qualified Income Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            6.3     Code Section 704(c) Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            6.4     Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest   . . . . .  21
            6.5     Distributions of Distributable Cash by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    A.       Distributable Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    B.       Proceeds From the Sale of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    C.       Holders of Record  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            6.6     Form of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            6.7     Obligations of Members to Report Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VII         TRANSFER AND ASSIGNMENT OF INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            7.1     Transfer and Assignment of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            7.2     Substitution of Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            7.3     Permitted Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            7.4     Effective Date of Permitted Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            7.5     Rights of Legal Representatives   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            7.6     No Effect to Transfers in Violation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            7.7     Right of First Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            7.8     Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VIII        ACCOUNTING, RECORDS, REPORTING BY MEMBERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            8.1     Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            8.2     Delivery to Members and Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            8.3     Annual Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            8.4     Financial and Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            8.5     Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

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                               TABLE OF CONTENTS
                                  (continued)

            8.6     Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            8.7     Accounting Decisions and Reliance on Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            8.8     Tax Matters for the Company Handled by the Management Committee and Tax Matters Partner   . . . . . . .  28

ARTICLE IX  DISSOLUTION AND WINDING UP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            9.1     Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            9.2     Winding Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            9.3     Distributions in Kind   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            9.4     Order of Payment Upon Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            9.5     Limitations on Payments Made in Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE X   INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            10.1    Indemnification of Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            10.2    Breach of Purchase Agreement or Escrow  . . . . .  .. . . . . . . . . . . . . . . . . . . . . . . . . .  30
            10.3    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI  INVESTMENT REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            11.1    Preexisting Relationship or Experience  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            11.2    No Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            11.3    Investment Intent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            11.4    Consultation with Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            11.5    Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            11.6    No Assurance of Tax Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XII MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            12.1    Complete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            12.2    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            12.3    Parties in Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            12.4    Pronouns; Statutory References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            12.5    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.6    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.7    References to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.8    Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.9    Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.10   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.11   Additional Documents and Acts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.12   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.13   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            12.14   Reliance on Authority of Person Signing Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            12.15   No Interest in Company Property; Waiver of Action for Partition   . . . . . . . . . . . . . . . . . . .  34
            12.16   Multiple Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                               TABLE OF CONTENTS
                                  (continued)


            12.17   Attorney Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            12.18   Time is of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            12.19   Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                              OPERATING AGREEMENT
                                      FOR
                           UNITED HOTEL & CASINO, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY



        This Operating Agreement, is made as of January 22, 1997, by and among the parties listed on the signature pages hereof, with reference to the following facts:

        A. Michael Pashaie ("Pashaie") and James Showghy ("Showghy") entered into an Agreement of Purchase and Sale dated July 24, 1996, as amended, ("Purchase Agreement") for the acquisition of that certain real property (the "Property") commonly known as The Silver City Casino/Las Vegas Plaza Shopping Center, 3025 Las Vegas Blvd., Las Vegas, Nevada, the legal description of which is set forth on Exhibit B.

        B. On July 29, 1996, Pashaie and Showghy entered into an escrow (the "Escrow") for the acquisition of the Property with Commerce Escrow, Los Angeles, California, Escrow No. 96-24701.

        C. Pashaie and Showghy assigned their rights in the Purchase Agreement, the Escrow and all funds deposited therein to Aba Enterprises, LLC, a California limited liability company ("Aba"), and Ata Enterprises, LLC, a California limited liability company ("Ata"), free and clear of all liens, claims or encumbrances.

        D. Aba, Ata and United Leisure Corporation, a Delaware corporation ("United Leisure") desire to form a limited liability company in which all rights of Aba and Ata in the Purchase Agreement, the Escrow and all funds deposited therein will be contributed together with cash contributions to be made by all parties as described herein.

        E. On January 21, 1997, a Certificate of Formation for United Hotel & Casino, LLC (the "Company"), a limited liability company organized under the laws of the State of Delaware, was filed with the Delaware Secretary of State.

        F. The parties desire to adopt and approve a limited liability company operating agreement for the Company.

        NOW, THEREFORE, the parties by this Agreement set forth the operating agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

                                   ARTICLE I

                                  DEFINITIONS

        When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

        1.1 "Aba" shall mean Aba Enterprises, LLC, a California limited liability company.

        1.2 "Acquisition Opportunity" shall mean an opportunity to acquire real property within one-quarter ( 1/4) mile of the Property which opportunity is presented or made available to: (a) Aba or its officers, directors, shareholders, partners, members, managers and Affiliates; (b) Ata or its officers, directors, shareholders, partners, members, managers and Affiliates; or (c) United Leisure or its officers, directors or Affiliates other than real property which will be used in the operation of its business by United Restaurants, Inc. or any subsidiary thereof.

        1.3 "Act" shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

        1.4 "Affiliate" of a Member or Committee Member shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Committee Member, as applicable. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

        1.5 "Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time.

        1.6 "Assignee" shall mean the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with Article VII.

        1.7 "Ata" mean Ata Enterprises, LLC, a California limited liability company.

        1.8      "Breaching Member" shall have the meaning assigned to it in
Section 10.2.

        1.9 "Brokerage Contributions" shall have the meaning assigned to it in Section 3.9.

        1.10 "Capital Account" shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.6.

        1.11 "Capital Contribution" shall mean the total amount of cash and fair market value of property contributed to the capital of the Company by the Members.

        1.12 "Certificate" shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

        1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

        1.14 "Committee Member" shall mean any member of the Management Committee, each of whom shall be deemed a "manager" for purposes of the Act.

        1.15 "Company" shall mean United Hotel & Casino, LLC, a Delaware limited liability company.

        1.16 "Company Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in the Regulations Section 1.704-2(d).

        1.17 "Distributable Cash" shall mean the amount of cash which a Majority Interest of the Management Committee deems available for distribution to the Members (other than cash received by the Company with respect to the sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business), taking into account all debts, liabilities, and obligations of the Company then due, and working capital and other amounts which are necessary for the Company's business or to place into reserves for customary and usual claims with respect to such business.

        1.18 "Economic Interest" shall mean the right to receive distributions of the Company's assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company.

        1.19 "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

        1.20 "Majority Interest of the Members" shall mean those Members who, at the time of a consent, vote or approval, hold more than fifty percent (50%) of the Percentage Interests entitled to vote which all Members hold.

        1.21 "Majority Interest of the Management Committee" shall mean those Committee Members who were appointed by Members who, at the time of a consent, vote or approval, hold more than fifty percent (50%) of the Percentage Interests entitled to vote which all Members hold.

        1.22 "Management Committee" shall mean a committee of three (3) individuals who are selected in accordance with Section 5.2.

        1.23 "Member" shall mean each Person who is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Certificate or this Agreement or is an Assignee who has become a Member in accordance with Article VII.

        1.24     "Member Group" shall have the meaning set forth in Section
4.5.

        1.25 "Member Nonrecourse Debt" shall have the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations Section 1.704- 2(b)(4).

        1.26 "Member Nonrecourse Deductions" shall mean items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

        1.27 "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

        1.28 "Net Profits" and "Net Losses" shall mean the income, gain, loss and deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each Fiscal Year on the Company's information tax return filed for federal income tax purposes.

        1.29 "Nonrecourse Liability" shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

        1.30     "Pashaie" shall mean Michael Pashaie.

        1.31 "Percentage Interest" shall mean the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

        1.32 "Person" shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

        1.33 "Proceeds From Sale" shall all cash proceeds realized by the Company from the sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business.

        1.34 "Property" shall mean that certain real property commonly known as The Silver City Casino/Las Vegas Plaza Shopping Center, 3025 Las Vegas Blvd., Las Vegas, Nevada, the legal description of which is set forth on Exhibit B.

        1.35 "Regulations" shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

        1.36     "Showghy" shall mean James Showghy.

        1.37     "Shuster" shall mean Harry Shuster.

        1.38 "Tax Matters Partner" (as defined in Code Section 6231) shall be United Leisure or its successor as designated pursuant to Section 8.8.

        1.39 "United Leisure" shall mean United Leisure Corporation, a Delaware corporation.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

        2.1 Formation. The Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into this Agreement, which Agreement shall be deemed effective as of the date the Certificate were so filed. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2 Name. The name of the Company shall be "United Hotel & Casino, LLC." The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Management Committee deems appropriate or advisable. The Management Committee, any officer or Committee Member shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Management Committee considers appropriate or advisable.

        2.3      Term.   The term of this Agreement commenced on the filing of
the Certificate and shall continue until December 31, 2036, unless extended or sooner terminated as hereinafter provided.

        2.4 Office and Agent. The Company shall continuously maintain a registered office and agent in the State of Delaware. The principal office of the Company shall be determined by the Management Committee. The Company may also have such offices, anywhere within and without the State of Delaware, as the Management Committee may determine from time to time, or the business of the Company may require. The registered office and agent shall be as stated in the Certificate or as otherwise determined by the Management Committee.

        2.5 Addresses of the Members and the Committee Members. The respective mailing addresses of the Members and the Committee Members are set forth on Exhibit A. A Member or Committee Member may change its mailing address upon notice thereof to the Management Committee.

        2.6 Purpose and Business of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, without the consent of a Majority Interest, the Company shall not engage in any business other than the following:

                 A. Subject to Section 5.3B, the acquisition of the Property, the potential acquisition of adjacent properties and the potential development and construction of such properties as a hotel, casino and related property; the management, operation and sale of such Property; and

                 B. Such other activities directly related to and in furtherance of the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the Management Committee.

                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

        3.1 Initial Capital Contributions. On the date hereof, United Leisure shall make a Capital Contribution of One Hundred Twenty-Five Thousand Dollars ($125,000) in cash, which amount shall be paid by the Company to Aba and Ata as a return of one-half (1/2) of their current deposit in Escrow and such amount shall not be deemed to be a distribution to them by the Company. On the date hereof, Aba and Ata shall contribute to the Company, in form acceptable to United Leisure, all of their right in the Purchase Agreement, Escrow and all funds deposited therein free and clear of any lien, claim or encumbrance. The Members agree that such rights have a net fair market value of, after deduction for the payment to them of the foregoing Capital Contributions made by United Leisure, Sixty-Two Thousand Five Hundred Dollars ($62,500) for each of Aba and Ata. Aba and Ata shall each receive a credit to their Capital Account equal to such value.

        3.2 Additional Capital Contributions For Litigation. Pursuant to the Purchase Agreement, Pashaie and Showghy, and by way of assignment, the Company, agreed to pay one-half of all costs incurred by the seller and buyer of the Property with respect to an action (the "ART Action") to be filed against American Realty Trust ("ART") in connection with its refusal to consent to the assumption of a loan secured by a first deed of trust against the Property. The Members shall contribute additional capital to the Company in proportion to their respective Percentage Interests at such times as any Committee Member determines that additional capital is required to fund the Company's share of the ART Action. Upon a determination that such additional capital is necessary, the Committee Member shall give written notice to each Member of the amount of capital required to be contributed by each Member.
Each Member shall have ten (10) days from the date such notice is given to contribute its share of the additional capital to the Company; provided, however, that no notice may be given requesting Members to make additional contributions pursuant to this Section 3.2 after July 30, 1997 without the consent of a Majority Interest of the Members. Each Member shall execute such documents or take such action as may be necessary for the Company to assume the loan made by ART, or to reapply for consent to assume such loan, or with the approval of a Majority Interest of the Members, to refinance such loan; provided, that, no Member shall be obligated to be personally liable for any such loan to a greater extent than is provided for the borrower in the existing loan made by ART.

        3.3 Additional Capital Contributions To Close Escrow. Provided that the ART Action has been adjudicated or settled, or new financing has been obtained, to the satisfaction of a Majority Interest of the Members, at least five (5) days prior to the scheduled close of the Escrow, the Members shall contribute additional capital to the Company by depositing the following amounts in cash in the Escrow: (a) Ata shall deposit Nine Hundred Eighty-Seven Thousand and Five Hundred Dollars ($987,500) in Escrow, (b) Aba shall deposit Two Hundred Eighty-Seven Thousand and Five Hundred Dollars ($287,500) in Escrow, (c) United Leisure shall deposit Three Million Three Hundred Seventy-Five Thousand Dollars ($3,375,000) in Escrow, and (d) each Member shall also deposit in Escrow such additional amounts as may be necessary to pay the Company's share of all closing costs and any additional loan amortization arising between the date of the Purchase Agreement and the date of the Escrow closing with such contributions to be made in proportion to each Member's Percentage Interest. If the purchase price for the Property is reduced for any reasons, the obligation of the Members to make contributions pursuant to clauses (a)-(c) of this Section 3.3 shall be reduced by the amount of such reductions in proportion to each Member's Percentage Interest.

        3.4 Additional Capital Contributions For Operations. In the event that additional capital is required to fund the Company's operations as a result of losses or negative cash flow incurred by the Company, the Management Committee shall, or any Committee Member may, give written notice to each Member of the amount of capital required. Each Member shall have ten (10) days from the date such notice is given to contribute its share of the additional capital to the Company in proportion to their respective Percentage Interests; provided, however, that no Member shall be required to make any contribution pursuant to this Section 3.4 once a Majority Interest of the Members has determined that no further contributions are to be made pursuant to this
Section 3.4.

        3.5 Additional Capital Contributions For Capital Improvements. If a Majority Interest of the Members has approved the Company undertaking acquisitions, developments, expansion or capital improvements (other than those capital improvements which are made in the ordinary course of the Company's operations), the Members shall contribute additional capital to the Company in such amounts and at such times as a Majority Interest of the Members determines that additional capital is required to fund the cost of such approved undertakings. Upon the determination that such additional capital is necessary, the Management Committee shall, or any Committee Member may, give written notice to each Member and shall include documentation satisfactory to each Member in its discretion supporting the need for, and the amount of, the capital required. Each Member shall have thirty (30) days from the date such notice is given to contribute its share of the additional capital to the Company in proportion to their respective Percentage Interests. No Member shall be required to make any other additional Capital Contributions under this Section 3.5 unless a Majority Interest of the Members has approved the matter for which such additional Capital Contributions is to be spent.

        3.6 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Regulations
Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

        3.7 No Interest. Except as provided in Section 3.8, no Member shall be entitled to receive any interest on its Capital Contributions.

        3.8 Failure to Make Contributions. If a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, the Management Committee shall send the defaulting Member written notice of such default, giving such Member seven (7) days from the date such notice is given to contribute the entire amount of its required Capital Contribution. If a defaulting Member does not contribute its required capital to the Company within such seven (7)-day period, then, in addition to the rights and remedies described in Section 10.1 and 10.2, all of the following shall result:

                 A. The non-defaulting Members may elect to advance funds to the Company to cover any or all of those amounts which the defaulting Member fails to contribute and which the non-defaulting Members do not contribute pursuant to Section 3.8B. Each non-defaulting Member may make such advances in the same proportion that the Percentage Interest of such Member bears to the Percentage Interest of all Members making such advances. If the event any non-Defaulting Members elects to advance none or less than all of its pro rata share of such additional advances, then the other Member can elect to advance more than its pro rata share under this Section 3.8A. Amounts which a non-defaulting Member so advances shall become a loan due and owing from the Company to such non-defaulting Member and bear interest at the rate of ten percent (10%) per annum, payable monthly. No distributions shall be made by the Company to its Members until such advances and all interest accrued thereon is paid in full and all Distributable Cash which would otherwise be distributed to the Members shall instead be paid to the non-defaulting Members making such advances until such advances and interest thereon are paid in full. In any event, any such advances shall be evidenced by a promissory note in a form reasonably acceptable to the non-defaulting Members and be due and payable by the Company one (1) year from the date that such advance was made. Any amounts repaid shall first be applied to interest and thereafter to principal.

                 B. The non-defaulting Members may elect to make additional Capital Contributions to cover any or all of those amounts which the defaulting Member fails to contribute. Each non-defaulting Member may make such additional contributions in the same proportion that the Percentage Interest of such Member bears to the Percentage Interest of all Members making such contributions. If the event any non- Defaulting Members elects to contribute none or less than all of its pro rata share of such additional contribution, then the other Member can elect to contribute more than its pro rata share under this Section 3.8B.

                 C. The Percentage Interest of the Members shall be adjusted as follows:

        The Percentage Interest of each Member who makes the required Capital Contribution shall be increased by an amount equal to the additional capital contributed divided by the sum of the additional capital contributed by such Member and the aggregate Capital Contributions made by all Members to the Company (including all additional Capital Contributions), and the Percentage Interest of the defaulting Members shall be reduced by the same amount in proportion to their Percentage Interest. By way of example, if additional capital is required pursuant to any or all of Sections 3.2, 3.3, 3.4 or 3.5 herein, United Leisure is the only Member that makes its required additional capital contribution, such additional capital contribution is $100,000 and the aggregate capital contributions made to the Company prior to the such additional capital contribution is $5,300,000, United Leisure's Percentage Interest would increase by an amount equal to $100,000 divided by the sum of $100,000 and $5,300,000 (or $5,400,000) or 1.85%,
        thereby resulting in United Leisure's Percentage Interest being increased from 50% to 51.85% and the aggregate Percentage Interest of Aba and Ata being reduced from 30% and 20% to 28.90% and 19.25%, respectively.

                 D. The non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may dissolve the Company, in which event the Company shall be wound-up, liquidated and terminated pursuant to Article IX.

        Each Member acknowledges and agrees that (i) a default by any Member in making a required capital contribution will result in the Company and the non-defaulting Members incurring certain costs and other damages in an amount that would be extremely difficult or impractical to ascertain and (ii) the remedies described in this Section 3.8 and Sections 10.1 and 10.2 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company and the non-defaulting Members by reason of the failure of a defaulting Member to make any required Capital Contribution and the election of any or all of the above described remedies is not unreasonable under the circumstances existing as of the date hereof.

        3.9 Brokerage Commissions. Notwithstanding anything to the contrary contained herein, the Company is not assuming any obligation of Ata, Aba, Pashaie or Showghy for the payment of a brokerage fee or commission or a finder's or similar fee with respect to the acquisition of the Property by the Company and such obligation shall remain the obligation of Ata, Aba, Pashaie or Showghy as the case may be. Ata and Aba hereby jointly and severally agree to defend, indemnify and hold harmless the Company and United Leisure from and against any and all claims, actions, damages or liabilities (including attorneys' fees and expenses) relating to such obligation. The payment of such commissions by Ata, Aba, Pashaie, Showghy or any of their Affiliates shall constitute a Capital Contribution of the actual amount paid to independent third parties who are unaffiliated with Ata, Aba, Pashaie or Showghy, up to a maximum of $400,000 in the aggregate (the commissions so paid which constitute a Capital Contribution pursuant to this
Section 3.9 are referred to as the "Brokerage Contributions").

                                   ARTICLE IV

                                    MEMBERS

        4.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

        4.2 Admission of Additional Members. Additional Members may be admitted to the Company with the approval of a Majority Interest of the Members. Any additional Members shall obtain Membership Interests and will participate in the management, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by a Majority Interest of the Members. Notwithstanding the foregoing, Assignees may only be admitted as substitute Members in accordance with Article VII.

        4.3 No Withdrawals or Resignations. No Member may withdraw or resign from the Company. If a Member wrongfully withdraws or resigns as a Member, that Member shall have no right to receive any distribution or any payment for the fair value of its Membership Interest other than such distributions or payments as are made to all Members pursuant to this Agreement.

        4.4 Termination of Membership Interest. Upon the transfer of a Member's Membership Interest in violation of Article VII, the Membership Interest of a Member shall be terminated and thereafter that Member shall be an Assignee only unless such Membership Interest shall be purchased by the Company and/or remaining Members as provided in Article VIII. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

        4.5 Competing Activities. Except as limited by this Section 4.5, each Member and its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates (collectively, a "Member Group") may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company, and neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. Except as limited by this Section 4.5, no Person in a Member Group shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, and each Person in a Member Group shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company. In the case of an Acquisition Opportunity, the Acquisition Opportunity shall be presented to the Company by the Person in the Member Group who has such Acquisition Opportunity prior to such Person accepting such Acquisition Opportunity. If a Majority Interest of the Management Committee does not elect to accept such Acquisition Opportunity within ten (10) days of such presentation, neither the Company nor any Member (other than such Person) shall have any right in or to such Acquisition Opportunity or to the income or proceeds derived therefrom, and such Person shall have the right to hold the Acquisition Opportunity for its own account or to recommend such Acquisition Opportunity to Persons other than the Company. Each Member acknowledges that the other Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Except as limited by this
Section 4.5, each Member hereby waives any and all rights and claims which they may otherwise have against the other Members and their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities. Notwithstanding the foregoing, this
Section 4.5 does not permit a Member to begin pursuing an opportunity which the Company had first started pursuing until such time as the Company is no longer actively pursuing such opportunity.

        4.6 Transactions With The Company. Subject to any limitations set forth in this Agreement and with the prior approval of a Majority Interest of the Members, a Member may lend money to and transact other business with the Company and take such actions as it deems appropriate in its sole discretion with respect to such transactions with the Company. A Member or Committee Member does not violate a duty or obligation under this Agreement based on the fact that such Member's or Committee Member's conduct furthers the Member's or Committee Member's own interest. By way of example but not limitation of the foregoing provision, any Member or Committee Member may vote or make an election, or decide whether to approve or disapprove an act or transaction of the Company based on the effect that such act or transaction would have upon the interests of such Member or Committee Member outside the Company.

        4.7 Remuneration To Members. Except as otherwise specifically provided in this Agreement, no Member is entitled to remuneration for acting in the Company business.

        4.8 Voting Rights. Except as expressly provided in this Agreement or the Certificate, Members shall have no voting, approval or consent rights. Except as set forth in Sections 5.3B (viii) and (ix), in all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of a Majority Interest of the Members (or, in instances in which there are defaulting, transferring or remaining Members, non-defaulting, non-transferring or remaining Members who hold a majority of the Percentage Interests held by all non- defaulting, non-transferring or remaining Members) shall be sufficient to authorize or approve such act. All votes, approvals or consents of the Members or the Committee Members, as the case may be, may be given or withheld, conditioned or delayed as the Members or the Committee Members, as the case may be, may determine in their or its sole and absolute discretion.

        4.9 Meetings of Members. Meetings of Members may be held at such date, time and place as the Member calling the meeting may fix from time to time. No annual or regular meetings of Members are required. Meetings of the Members may be called by any Member holding at least fifteen percent (15%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with not less than seven (7) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.

        The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

        Any action that may be taken at a meeting of Members may be taken without a meeting, provided the consents of all Members entitled to vote have been solicited in writing and if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Management Committee or the secretary, if any, of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member's proxy holders, may revoke the consent by a writing received by the Management Committee or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

                                   ARTICLE V

                     MANAGEMENT AND CONTROL OF THE COMPANY

        5.1      Management of the Company by the Management Committee.

                 A. Management. The business, property and affairs of the Company shall be managed exclusively by the Management Committee. Except for situations in which the approval of the Members is required by this Agreement, the Management Committee shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

                 B. Agency Authority of Committee Members. Any Committee Member may endorse checks, drafts, and other evidence of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. The Management Committee shall authorize such Persons as it deems appropriate to sign all checks, drafts, and other instruments obligating the Company to pay money.

                 C. Meetings of Committee Members. Meetings of the Committee Members may be called by any Committee Member or by any officer. All meetings shall be held upon four (4) days notice by mail or forty-eight (48) hours notice (or upon such shorter notice period if necessary under the circumstances) delivered personally or by telephone, telegraph or facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Committee Member who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Committee Member. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Committee Members may be held at any place designated in the notice of the meeting or at such place as may be approved by the Committee Members. Committee Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Committee Members participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. The participation of a Majority Interest of the Management Committee constitutes a quorum of the Committee Members for the transaction of business. Every act or decision done or made by a Majority Interest of the Management Committee present at a meeting duly held at which a quorum is present is the act of the Committee Members. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Committee Members, if any action taken is approved by at least a majority of the required quorum for such meeting.

                 Any action required or permitted to be taken by the Management Committee may be taken by the Committee Members without a meeting, if a Majority Interest of the Management Committee individually or collectively consent in writing to such action. Such action by written consent shall have the same force and effect as a vote at a meeting of a Majority Interest of the Management Committee.

                 The provisions of this Section 5.1C govern meetings of the Committee Members if the Committee Members elect, in their discretion, to hold meetings. However, nothing in this Section 5.1C or in this Agreement is intended to require that meetings of Committee Members be held, it being the intent of the Members that meetings of the Management Committee are not required.

                 D. Voting Rights. In all matters in which a vote, approval or consent of the Management Committee or Committee Members is required, a vote, consent or approval of a Majority Interest of the Management Committee shall be required to authorize or approve such act.

        5.2      Election of Committee Members.

                 A. Number, Term, and Qualifications. The Management Committee shall have three (3) Committee Members, one (1) of whom shall be appointed by each of United Leisure, Aba and Ata. The Committee Members initially appointed by United Leisure, Aba and Ata, are Shuster, Pashaie, and Showghy, respectively. In the event that a Committee Member resigns or is removed, any successor shall be elected by the Member who appointed such Committee Member. A Committee Member must be an individual, but need not be a Member, a resident of the State of Delaware, or a citizen of the United States.

                 B. Resignation or Removal. A Committee Member may resign at any time by giving written notice to the Management Committee. The resignation of a Committee Member shall take effect upon receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. Such resignation shall not affect any management, voting or approval rights that the Committee Member has as a Member of the Company under the Act, the Certificate or this Agreement. A Committee Member may be removed at any time by the Member who appointed such Committee Member. Any such removal shall be effective upon notice to the Management Committee.

        5.3      Powers of the Management Committee.

                 A. Powers of the Management Committee. Without limiting the generality of Section 5.1, but subject to Section 5.3B and to the limitations set forth elsewhere in this Agreement, the Management Committee shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers of a natural person, including, without limitation, the power to:

                           (i)   Execute and deliver all documents or
instruments deemed necessary or advisable by a Majority Interest of the Members with respect to the Purchase Agreement or the Escrow;

                          (ii)   Acquire, purchase, lease, renovate, improve,
alter, rebuild, demolish, replace, and own the Property and any other real property and any other personal property or assets that a Majority Interest of the Members determines is necessary or appropriate or in the interest of the business of the Company, and to acquire options for the purchase of any such property;

                         (iii)   Sell, exchange, lease, or otherwise dispose of
the real property and other property and assets owned by the Company, or any part thereof, or any interest therein;

                          (iv)   Sue on, defend, or compromise any and all
claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved (other than relating to the Members or its Affiliates); and

                           (v)   Retain legal counsel, auditors, and other
professionals in connection with the Company business and to pay therefor such remuneration as a Majority Interest of the Members may determine.

                 B. Limitations on Power of the Management Committee. The Management Committee shall not have authority hereunder to cause the Company to engage in the following without first obtaining the affirmative vote or written consent of a Majority Interest (or such greater Percentage Interests set forth below) of the Members:

                           (i)   A decision not to continue to proceed with the
ART Action prior to July 30, 1997 or a dismissal or settlement of the ART
Action;

                          (ii)   The waiver of any conditions precedent
described in the Purchase Agreement or in the Escrow;

                          (iii)   The selection of a third party who shall act
as the on-site property manager for the Property;

                          (iv)   A capital expenditure for any purpose
described in Section 3.5;

                           (v)   The execution, amendment or renewal (other
than a renewal on existing lease terms) of any lease, option or purchase agreement for the Property;

                          (vi)   The sale, exchange or other disposition of
all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a six (6) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

                         (vii)   Except pursuant to Section 3.8, borrow money
from any party, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets;

                        (viii) The merger of the Company with another limited liability company or limited partnership; provided in no event shall a Member be required to become a general partner in a merger with a limited partnership without its express written consent;

                          (ix)   The merger of the Company with a corporation
or a general partnership or other Person shall require the affirmative vote or written consent of all Members;

                           (x)   The establishment of different classes of
Members;

                          (xi)   An alteration of the primary purpose or
business of the Company as set forth in Section 2.6;

                         (xii)   Any act which would make it impossible to
carry on the ordinary business of the Company.

                        (xiii) The confession of a judgment against the Company;

                         (xiv)   To file a bankruptcy petition on behalf of the
Company; and

                          (xv)   Any other transaction described in this
Agreement as requiring the vote, consent, or approval of the Members.

        5.4 Liability of Committee Members. Committee Members shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of gross negligence or intentional misconduct.

        5.5 Devotion of Time. Committee Members are not obligated to devote all of their time or business efforts to the affairs of the Company. Committee Members shall devote whatever time, effort, and skill as they deem appropriate for the operation of the Company. The Members acknowledge that a third party property manager will be engaged by the Company with respect to the day-to-day management of the Property.

        5.6 Payments to Committee Members or Members. Except as specified in this Section 5.6, Committee Members are not entitled to remuneration for services rendered or goods provided to the Company in any capacity. To the extent approved by a Majority Interest of the Members, (a) the Company shall pay the Committee Members or Members for goods provided to the Company, (b) the Company shall reimburse the Committee Members or Members for the actual cost of materials used for or by the Company, and (c) the Company shall also pay or reimburse the Committee Members or Members for expenses relating to the management or development of the Property (including, without limitation, legal and accounting fees and costs).

        5.7      Officers.

                 A. Appointment of Officers. The Management Committee may appoint officers at any time. The officers of the Company, if deemed necessary by the Management Committee, may include a president, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Management Committee, which may determine a reasonable compensation to be paid to each officer so appointed; provided, however, that Shuster, Showghy and Pashaie shall not receive any compensation in the event that any of them are appointed or act as an officer. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Management Committee.

                 B. Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Management Committee at any time. Any officer may resign at any time by giving written notice to the Management Committee. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

                 C. Duties and Powers of the President. The president shall be the chief executive officer of the Company, and shall, subject to
Section 5.3B and the control of the Management Committee, have general and active management of the business of the Company and shall see that all orders and resolutions of the Members and Management Committee are carried into effect. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Management Committee or this Agreement. The initial president of the Company shall be Shuster.

                 D. Duties and Powers of Vice-President. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Management Committee, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the Management Committee may from time to time prescribe.

                 E. Duties and Powers of Secretary. If there is such an officer, the secretary shall attend all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Management Committee. The initial secretary of the Company shall be Pashaie.

                 The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company's transfer agent or registrar, as determined by the Management Committee, a register, or a duplicate register, showing the names of all Members and their addresses, and their Percentage Interests. The secretary shall also keep all documents described in Section 8.1 and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Management Committee. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

                 If the Management Committee chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the Management Committee may from time to time prescribe.

                 F. Duties and Powers of Chief Financial Officer. If there is such an officer, the chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, Membership Interests and Economic Interests. The initial chief financial officer of the Company shall be Showghy.

                 The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Management Committee.

                 The chief financial officer shall disburse the funds of the Company as may be ordered by the Management Committee, taking proper vouchers for such disbursements, and shall render to the president and the Management Committee an account of all his or her transactions as treasurer and of the financial condition of the Company.

                 The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Management Committee. The chief financial officer shall have the general duties, powers and responsibility of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

                 If the Management Committee chooses to elect an assistant treasurer or assistant treasurers, the assistant treasurers in the order of their seniority shall, in the absence, disability or inability to act of the chief financial officer, perform the duties and exercise the powers of the chief financial officer, and shall perform such other duties as the Management Committee shall from time to time prescribe.

                                   ARTICLE VI

          ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

        6.1      Allocations of Net Profit and Net Loss.

                 A. Net Loss. Net Loss (other than Net Loss with respect to a sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business) shall be allocated to the Members in proportion to their Percentage Interests. Net Loss with respect to a sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business shall be allocated to the Members as follows:

                          (i)    the first $2,100,000 less the Brokerage
Contributions, if any, of such Net Loss shall be allocated to United Leisure; and then

        (ii) any such remaining Net Loss shall be allocated to the Members in proportion to their Percentage Interests.

        Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member's share of Company Minimum Gain. Any loss not allocated to a Member because of the foregoing provision shall be reallocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.1A) in proportion to the positive Capital Account balances of the other Members prior to such reallocation. Any loss reallocated under this Section 6.1A shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article VI, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article VI, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article VI if no reallocation of losses had occurred under this Section 6.1A.

                 B. Net Profit. Net Profit (other than Net Profit with respect to a sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business) shall be allocated to the Members in proportion to their Percentage Interests. Net Profit with respect to a sale or other disposition of the Property or any of the Company's other assets not in the ordinary course of business shall be allocated to the Members as follows:

                   (i) the first $2,100,000 less the Brokerage Contributions, if any, of such Net Profits shall be allocated to the Members in proportion to the following percentages: (a) United Leisure - 0%; (b) Ata - 60%; and
(c) Aba - 40%; and then

                  (ii) any such remaining Net Profits shall be allocated to the Members in proportion to their Percentage Interests.

Notwithstanding anything to the contrary contained herein, the percentage interests set forth in clause (i) shall be increased or decreased by the increases or decreases, if any, in a Member's Percentage Interest made pursuant to Section 3.8.

        6.2      Special Allocations.  Notwithstanding Section 6.1:

                 A. Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 6.2A shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2A. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 6.2A is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                 B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any Fiscal Year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member's share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 6.2B shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2B. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This
Section 6.2B is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                 C. Nonrecourse Deductions. Any nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

                 D. Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

                 E. Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member's Capital Account in excess of such Member's share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2E shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article VI to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article VI if such unexpected adjustments, allocations, or distributions had not occurred.

        6.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article VI, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

        6.4 Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member or Assignee based upon its respective Economic Interest at the close of such day.

        However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, an Economic Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month).

        Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Economic Interests as of the date such sale or other disposition occurs.

        6.5      Distributions of Distributable Cash by the Company.

                 A. Distributable Cash. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Management Committee shall distribute Distributable Cash to the Members in proportion to their Percentage Interests.

                 B. Proceeds From the Sale of Property. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Management Committee shall distribute the Proceeds From Sale to the Members as follows:

                   (i) the first $5,833,334 of Proceeds From Sale shall be distributed to the Members in proportion to the following percentages: (a) United Leisure - 60%; (b) Ata - 24%; and (c) Aba - 16%; and then

                  (ii) the next $1,166,666 of Proceeds From Sale shall be distributed to the Members in proportion to the following percentages: (a) United Leisure - 0%; (b) Ata - 60%; and (c) Aba - 40%; and then

                 (iii) any remaining Proceeds From Sale shall be distributed to the Members in proportion to their Percentage Interests.

Notwithstanding anything to the contrary contained herein, the percentage interests set forth in clause (i) and (ii) shall be increased or decreased by the increases or decreases, if any, in a Member's Percentage Interest made pursuant to Section 3.8.

                 C. Holders of Record. Notwithstanding anything to the contrary in Section 6.5A or 6.5B, all such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor the Committee Members shall incur any liability for making distributions in accordance with this Section 6.5C.

        6.6 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as provided in Section 9.3, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members and no Member may be compelled to accept a distribution of any asset in kind.

        6.7 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

                                  ARTICLE VII

                      TRANSFER AND ASSIGNMENT OF INTERESTS

        7.1 Transfer and Assignment of Interests. Except as provided in this Article VII, a Member shall not be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest (collectively, "transfer") except with the prior written consent of Members holding a majority of the Percentage Interests held by the non-transferring Members, which consent may be given or withheld, conditioned or delayed, as such Members may determine in their sole and absolute discretion. Transfers in violation of this Article VII shall only be effective to the extent set forth in Section 7.6. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

        With respect to Ata and Aba only, but not with respect to United Leisure, the transfer of an interest or interests of more than fifty percent (50%) in the capital or profits of either of such Members (whether accomplished by the sale or exchange of interests or by the admission of new partners or members), or the cumulative transfer of such interests in either of such Members which effectively equal the foregoing (including transfer of interests followed by the incorporation of a Member and subsequent stock transfers, or transfers of stock followed by the liquidation of a Member and subsequent transfers of interests) will be deemed to constitute an assignment of a Membership Interest subject to this Article VII.

        7.2 Substitution of Members. An Assignee shall have the right to become a substitute Member only if (i) the requirements of Section 7.1 relating to consent of Members are met, (ii) the Assignee executes an instrument satisfactory to the Management Committee accepting and adopting the terms and provisions of this Agreement, and (iii) the Assignee pays any reasonable expenses in connection with its admission as a new Member. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

        7.3 Permitted Transfers. A Membership Interest may be transferred to any other Member and without the prior written consent of the other Members. A Membership Interest also may be transferred, and without the prior written consent of the Members as required by Section 7.1, by: (a) a Member to any Affiliate of Pashaie, Showghy, Shuster or United Leisure, or (b) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member or to a trust for the benefit of the Member or such spouse, parent, sibling, in-law, child or grandchild of the Member; it being agreed that, in executing this Agreement, each Member has consented to such transfers.

        7.4 Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest or an Economic Interest shall be effective as of the date provided in Section 6.4 following the date upon which the requirements of Sections 7.1 and

7.2 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

        7.5 Rights of Legal Representatives. If a Member is a limited liability company, corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

        7.6 No Effect to Transfers in Violation of Agreement. Upon any transfer of a Membership Interest in violation of this Article VII, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Assignee and thereafter shall only receive the share of one or more of the Company's Net Profits, Net Losses and distributions of the Company's assets to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of Members holding a majority of the Percentage Interests held by the non-transferring Members, a transfer in violation of this Article VII would cause the tax termination of the Company under Code Section 708(b)(1)(B), the transfer shall be null and void and the purported transferee shall not become either a Member or an Assignee.

        Upon and contemporaneously with any transfer (whether arising out of an attempted charge upon that Member's Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member's Economic Interest pertaining to a Membership Interest (other than in accordance with Section 7.3) which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company for a purchase price of $100, all remaining rights and interests retained by the Member that immediately before the transfer were associated with the transferred Economic Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.

        Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member who transfers a Membership Interest in violation of this Article VII is not unreasonable under the circumstances existing as of the date hereof.

        7.7 Right of First Negotiation. If any Member desires to transfer all or any part of its Membership Interest other than pursuant to Section 7.3, such Member shall notify the Company and the other Members in writing of such desire and, for a period of thirty (30) days thereafter, the Members and the Company shall negotiate with respect to the purchase of such Member's Membership Interest. During such period, the Member desiring to transfer such Membership Interest may not solicit a transferee for such Membership Interest.

        7.8      Right of First Refusal.  If the period described in Section
7.7 expires without an agreement being reached as to the purchase of the Membership Interest referred to therein, the Member desiring to transfer its Membership Interest may solicit transferees. In such event, each time a Member proposes to transfer all or any part of its Membership Interest (or as required by operation of law or other involuntary transfer to do so) other than pursuant to Section 7.3, such Member shall first offer such Membership Interest to the Company and the non-transferring Members in accordance with the following provisions:

                 A. Such Member shall deliver a written notice ("Option Notice") to the Company and the other Members stating (i) such Member's bona fide intention to transfer such Membership Interest, (ii) the Membership Interest to be transferred, (iii) the purchase price and terms of payment for which the Member proposes to transfer such Membership Interest and (iv) the name and address of the proposed transferee.

                 B. Within thirty (30) days after receipt of the Option Notice, the Company shall have the right, but not the obligation, to elect to purchase all or any part of the Membership Interest upon the price and terms of payment designated in the Option Notice. If the Option Notice provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Management Committee. If the Company, with the approval of Members holding a majority of the non-transferring Membership Interests, exercises such right within such thirty (30) day period, the Management Committee shall give written notice of that fact to the transferring and non-transferring Members.

                 C. If the Company fails to elect to purchase the entire Membership Interest proposed to be transferred within the thirty (30) day period described in Section 7.8B, the non-transferring Members shall have the right, but not the obligation, to elect to purchase any remaining share of such Membership Interest upon the price and terms of payment designated in the Option Notice. If the Option Notice provides for the payment of non-cash consideration, such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Management Committee. Within sixty (60) days after receipt of the Option Notice, each non-transferring Member shall notify the Management Committee in writing of its desire to purchase a portion of the Membership Interest proposed to be so transferred. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Membership Interest which may be so transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Membership Interest in the same proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the Membership Interest being transferred. In the event any Member elects to purchase none or less than all of its pro rata share of such Membership Interest, then the other Members can elect to purchase more than their pro rata share.

                 D. If the Company and the other Members elect to purchase or obtain any or all of the Membership Interest designated in the Option Notice, then the closing of such purchase shall occur within ninety (90) days after receipt of such notice and the transferring Member, the Company and/or the other Members shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

                 E. If the Company and the other Members elect not to purchase or obtain, or default in their obligation to purchase or obtain, all of the Membership Interest designated in the Option Notice, then the transferring Member may transfer the portion of the Membership Interest described in the Option Notice not so purchased, to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of the Company's and the other Members' right to purchase such Membership Interest, (ii) is made on terms no less favorable to the transferring Member than as designated in the Option Notice, and (iii) complies with Sections 7.1 and 7.2 relating to consent of Members; it being acknowledged by the Members that compliance with Sections 7.7 and 7.8A-D does not modify any of the transfer restrictions in Article VII or otherwise entitle a Member to transfer its Membership Interest other than in the manner prescribed by Article
VII. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

                                  ARTICLE VIII

                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

        8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

                 A. A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Assignee;

                 B. A current list of the full name and business or residence address of each Committee Member;

                 C. A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

                 D. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

                 E. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

                 F. Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

                 G. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

        8.2      Delivery to Members and Inspection.

                 A. Upon the request of any Member or Assignee, the Management Committee shall promptly deliver to the requesting Member or Assignee, at the expense of the Company, a copy of the information required to be maintained under Section 8.1.

                 B. Each Member, Committee Member and Assignee has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Committee Member or Assignee, to:

                           (i)   inspect and copy during normal business hours
any of the Company records described in Section 8.1; and

                          (ii)   obtain from the Management Committee, promptly
after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

                         (iii)   A monthly income statement of the Company and
a balance sheet of the Company as of the end of that period. Such statement shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the chief financial officer that the statement was prepared without audit from the books and records of the Company. The statement and balance sheet shall be delivered or mailed to the Members within twenty (20) days after the end of each such period.

                 C. Any request, inspection or copying by a Member or Assignee under this Section 8.2 may be made by that Person or that Person's agent or attorney.

        8.3      Annual Statements.

                 A. The Management Committee shall cause an annual report to be sent to each of the Members not later than one hundred twenty (120) days after the close of the Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the chief financial officer that the financial statements were prepared without audit from the books and records of the Company.

                 B. The Management Committee shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' and Assignees' federal and state income tax returns. The Management Committee shall send or cause to be sent to each Member or Assignee within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for that year.

        8.4 Financial and Other Information. The Management Committee shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may request.

        8.5 Filings. The Management Committee, at Company expense, shall cause the income tax returns for the Company to be prepared by a certified public accountant and timely filed with the appropriate authorities. The Management Committee, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If the Management Committee is required by the Act or other applicable law to execute or file any document and fails, after demand, to do so within a reasonable period of time or refuses to do so, any Committee Member or Member may prepare, execute and file that document.

        8.6 Bank Accounts. The Management Committee shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company.

        8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Management Committee. The Management Committee may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

        8.8 Tax Matters for the Company Handled by the Management Committee and Tax Matters Partner. The Members hereby elect that the Company shall be taxed as an association taxable as a partnership. The Management Committee shall from time to time cause the Company to make such other tax elections as they deem to be in the best interests of the Company and the Members. The Tax Matters Partner shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The

Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company but shall not have the right to agree to extend any statute of limitations without the approval of a Majority Interest of the Members. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member, a Majority Interest of the Members may designate another to be Tax Matters Partner.

                                   ARTICLE IX

                           DISSOLUTION AND WINDING UP

        9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

                 A. The happening of any event of dissolution specified in the Certificate;

                 B.      The entry of a decree of judicial dissolution;

                 C.      The vote of a Majority Interest of the Members;

                 D. The vote of non-defaulting Members holding a majority of the Percentage Interests held by all non-defaulting Members pursuant to
Section 3.8C; or

                 E. The purchase of the Property by the Company pursuant to the Purchase Agreement and the Escrow has not been consummated by the closing date set forth therein;

                 F. The Escrow is terminated unless a Majority Interest of the Members elects to continue the business of the Company within ninety (90) days of such termination; or

                 G. The sale of all or substantially all of the assets of Company.

        9.2      Winding Up.  Upon the occurrence of any event specified in
Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Management Committee shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in
Section 9.4. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

        9.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to
Article VI, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Management Committee or by the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Management Committee or liquidating trustee and approved by the Members.

        9.4 Order of Payment Upon Dissolution. After determining that all known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with, and in proportion to, their positive Capital Account balances, after taking into account income and loss allocations for the Company's taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

        9.5 Limitations on Payments Made in Dissolution. Except as provided in Section 3.8 or Section 10.2, upon dissolution each Member shall only be entitled to look solely at the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits against the Committee Members or any other Member.

                                   ARTICLE X

                         INDEMNIFICATION AND INSURANCE

        10.1 Indemnification of Agents. The Company shall defend and indemnify any Member or Committee Member and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that it is or was a Member, Committee Member, officer, employee or other agent of the Company or that, being or having been such a Member, Committee Member, officer, employee or agent, it is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Management Committee shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Management Committee deems appropriate in its business judgment.

        10.2 Breach of Purchase Agreement or Escrow. If any Member (a "Breaching Member") fails to perform its obligations hereunder and such failure results directly or indirectly in a termination or breach of the Purchase Agreement or Escrow, such Breaching Member shall pay for or reimburse the non-Breaching Members for payments made by them with respect to: (a) all costs and expenses incurred in investigating the Property; (b) the expenses relating to the ART Action; (c) the Capital Contributions made by such non-Breaching Members pursuant to
Section 3.1; and (d) any other damages the non-Breaching Members may suffer as a direct or indirect result of the failure of performance by the Breaching Member.

        10.3 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.

                                   ARTICLE XI

                           INVESTMENT REPRESENTATIONS

        Each Member hereby represents and warrants to, and agrees with, the Committee Members, the other Members, and the Company as follows:

        11.1 Preexisting Relationship or Experience. (i) It has a preexisting personal or business relationship with the Company or the Committee Members or control persons or (ii) by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment.

        11.2 No Advertising. It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

        11.3 Investment Intent. It is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

        11.4 Consultation with Attorney. It has been advised to consult with its own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent it considers necessary.

        11.5 Tax Consequences. It acknowledges that the tax consequences to its of investing in the Company will depend on its particular circumstances, and neither the Company, the Committee Members, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to it of an investment in the Company. It will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

        11.6 No Assurance of Tax Benefits. It acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

                                  ARTICLE XII

                                 MISCELLANEOUS

        12.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and, other than the Guarantee provided by Harry Shuster, replace and supersede all prior written and oral agreements or statements by and among the Members or any of them, including without limitation, that certain Memorandum of Understanding dated as of December 3, 1996 among United Leisure, Pashaie and Showghy. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or the Management Committee or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, the Certificate shall control.

        12.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

        12.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Committee Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

        12.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

        12.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

        12.6 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

        12.7 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

        12.8 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 12.12 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

        12.9 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

        12.10 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

        12.11 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

        12.12 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Committee Members at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

        12.13 Amendments. All amendments to this Agreement will be in writing and signed by a Majority Interest of the Members.

        12.14 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

        12.15 No Interest in Company Property; Waiver of Action for Partition. No Member or Assignee has any interest in specific property of the Company. Without limiting the foregoing, each Member and Assignee irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

        12.16 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        12.17 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.
For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

        12.18 Time is of the Essence. All dates and times in this Agreement are of the essence.

        12.19 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

        All of the Members of United Hotel & Casino, LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date written above.

                                       UNITED LEISURE CORPORATION


                                       By:  /s/ Harry Shuster
                                          -------------------------------------
                                       Its: President
                                           ------------------------------------

                                        ATA ENTERPRISES, LLC

                                       By:  /s/
                                          -------------------------------------
                                       Its: President
                                           ------------------------------------

                                        ABA ENTERPRISES, LLC


                                       By:  /s/ Michael Pashaie
                                          -------------------------------------
                                       Its: Manager
                                           ------------------------------------

                                   EXHIBIT A


                   INITIAL PERCENTAGE INTERESTS AND ADDRESSES
                        OF MEMBERS AND COMMITTEE MEMBERS



                                                                                      Member's
Members' Name                         Member's Address                           Percentage Interest
-------------                         ----------------                           -------------------

                                                                            Prior to           Upon and
                                                                           Closing of          Following
                                                                           Acquisition        Acquisition
                                                                           of Property        of Property
                                                                           -----------        -----------
United Leisure Corporation            1990 Westwood Blvd.                        50%               50%
                                      Penthouse
                                      Los Angeles, CA 90025
                                      Attn:  Harry Shuster
                                      Facsimile
                                       No.: (310) 474-7475

Ata Enterprises, LLC                  c/o James Showghy                          25%               30%
                                      505 S. Beverly Drive
                                      Suite 805
                                      Beverly Hills, CA 90212
                                      Facsimile
                                       No.: (310) 277-1773

Aba Enterprises, LLC                  c/o Michael Pashaie                        25%               20%
                                      9301 Wilshire Blvd.
                                      Suite 312
                                      Beverly Hills, CA 90210
                                      Facsimile
                                       No.: (310) 274-2152


                                                                                ---               ---
                                                                                100%              100%
                                                                                ===               ===

Committee Member's Name                         Committee Member's Address
-----------------------                         --------------------------
Harry Shuster                                   1990 Westwood Blvd.
                                                Penthouse
                                                Los Angeles, CA 90025
                                                Harry Shuster
                                                Facsimile
                                                  No.: (310) 474-7475

Michael Pashaie                                 9301 Wilshire Blvd.
                                                Suite 312
                                                Beverly Hills, CA 90210
                                                Facsimile
                                                  No.: (310) 274-2152

James Showghy                                   505 S. Beverly Drive
                                                Suite 805
                                                Beverly Hills, CA 90212
                                                Facsimile
                                                  No.: (310) 277-1773

                                   EXHIBIT B


                       LEGAL DESCRIPTION OF THE PROPERTY


THAT PORTION OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 9, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., FURTHER DESCRIBED AS FOLLOWS:

LOTS ONE (1), TWO (2), AND THREE (3) OF PARCEL MAP IN FILE 25, PAGE 68, RECORDED APRIL 24, 1979 AS DOCUMENT NO. 1003812, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.